Exhibit 99.1

STORE Capital Announces Fourth Quarter
and Full Year 2017 Operating Results

Affirms 2018 Guidance

SCOTTSDALE, Ariz., February 22, 2018 — STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the fourth quarter and full year ended December 31, 2017.

Highlights

For the quarter ended December 31, 2017:
▪	Total revenues of $120.1 million
▪	Net income of $41.0 million, including an aggregate net gain of $3.8 million on dispositions of real estate, or $0.21 per basic and diluted share
▪	AFFO of $82.2 million or $0.43 per basic and diluted share
▪	Declared a regular quarterly cash dividend per common share of $0.31
▪	Invested $366.2 million in 110 properties at a weighted average initial cap rate of 7.9%

For the year ended December 31, 2017:

▪	Total revenues of $452.8 million
▪	Net income of $162.0 million, including an aggregate net gain of $39.6 million on dispositions of real estate, or $0.90 per basic and diluted share
▪	AFFO of $306.1 million or $1.71 per basic and diluted share
▪	Declared regular cash dividends per common share aggregating $1.20 which includes a 6.9% increase in the third quarter
▪	Invested $1.37 billion in 316 properties at a weighted average initial cap rate of 7.8%
▪	Received a credit rating upgrade to BBB, stable outlook, from both S&P Global Ratings and Fitch Ratings and received an initial rating of Baa2, stable outlook, from Moody's Investors Service
▪
Raised aggregate net equity proceeds of $742.6 million from the sale of approximately 34.3 million common shares, which includes the Berkshire Hathaway private placement in June, a follow-on stock offering completed in March and sales of shares under the at-the-market equity program during 2017

▪	Sold $135 million of A+ rated net-lease mortgage notes, coupon rate of 4.32%, under the STORE Master Funding debt program in March 2017
▪	Closed a $100 million two-year unsecured bank term loan, which has an effective interest rate of 2.57% and three one-year extension options, in March 2017
▪	Prepaid $198.6 million of 5.77% STORE Master Funding debt in August 2017

STORE Capital Corporation

Management Commentary

“Our 2017 investments and property sales reflect our ability to consistently invest in and divest of assets in ways that are accretive to our shareholders and that position the company with a large, healthy and well diversified portfolio,” said Chris Volk, President and Chief Executive Officer of STORE Capital. “In 2017 we acquired 316 properties through nearly 140 separate transactions, expanding our customer base by 10% and broadening our range of business concepts by 19%, all of which demonstrates the unprecedented granularity in our portfolio composition. Our capital markets activity throughout the year was highlighted by the Berkshire Hathaway private placement in June, a $377 million investment representing a 9.8% ownership stake. Additionally, we grew AFFO by 25% for the year and raised our dividend by 7%, providing our shareholders with a well-protected dividend and ownership in a dynamic company that is well-positioned for long-term internal and external growth.”

Financial Results

Total Revenues

Total revenues were $120.1 million for the fourth quarter of 2017, an increase of 17.6% from $102.1 million for the fourth quarter of 2016.

Total revenues for 2017 were $452.8 million, an increase of 20.3% from $376.3 million for 2016. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $5.1 billion in gross investment amount representing 1,660 property locations and 360 customers at December 31, 2016 to $6.2 billion in gross investment amount representing 1,921 property locations and 397 customers at December 31, 2017.

Net Income

Net income was $41.0 million, or $0.21 per basic and diluted share, for the fourth quarter of 2017, an increase from $31.9 million, or $0.20 per basic and diluted share, for the fourth quarter of 2016.  Net income for the fourth quarter of 2017 includes an aggregate net gain on the dispositions of real estate of $3.8 million as compared to $3.7 million for the same period in 2016.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment. These items can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the year ended December 31, 2017 was $162.0 million, or $0.90 per basic and diluted share, an increase of 31.4% from $123.3 million, or $0.82 per basic and diluted share, for 2016. Net income for 2017 includes an aggregate $39.6 million net gain on dispositions of real estate as compared to $13.2 million for 2016.  Net income for 2017 includes $20.0 million of non-cash charges consisting of a $4.6 million charge to revenue related to the accelerated amortization of lease incentives associated with lease contracts terminated during the third quarter, a $2.0 million charge to interest expense for the accelerated amortization of deferred financing costs associated with the prepayment of long-term debt in the third quarter and an aggregate $13.4 million of provisions for impairment recognized during the year.

STORE Capital Corporation

Adjusted Funds from Operations (AFFO)

AFFO increased 22.4% to $82.2 million, or $0.43 per basic and diluted share, for the fourth quarter of 2017, compared to AFFO of $67.1 million, or $0.43 per basic and diluted share, for the fourth quarter of 2016.

AFFO for 2017 was $306.1 million, or $1.71 per basic and diluted share, an increase of 24.5% from $245.8 million, or $1.65 per basic share and $1.64 per diluted share, for 2016. The increase in AFFO between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.31 for the fourth quarter of 2017. This dividend, totaling $60.1 million, was paid on January 16, 2018 to stockholders of record on December 29, 2017. For the year ended December 31, 2017, the Company declared regular cash dividends per common share aggregating $1.20 which includes a 6.9% increase in the third quarter.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $366.2 million of gross investments representing 110 property locations during the fourth quarter of 2017, adding 15 new customers. These investments had a weighted average initial cap rate of 7.9%. Total investment activity for the year was $1.37 billion representing 316 property locations with an initial weighted average cap rate of 7.8%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Disposition Activity

During the year ended December 31, 2017, the Company sold 55 properties and recognized an aggregate net gain on the dispositions of real estate of $39.6 million; 15 of these 55 properties were sold in the fourth quarter for an aggregate net gain of $3.8 million. For the year ended December 31, 2017, proceeds from the dispositions of real estate, including loan repayments received in conjunction with certain property sales, aggregated $267.4 million as compared to an aggregate original investment amount of $254.3 million for the properties sold.

Portfolio

At December 31, 2017, STORE Capital’s real estate portfolio totaled $6.2 billion representing 1,921 property locations. Approximately 96% of the portfolio represents commercial real estate properties subject to long-term leases, 4% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets. As of December 31, 2017, the portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2017 for all lease and loan contracts) totaled $501.0 million as compared to $418.5 million a year ago. The weighted average non-cancelable remaining term of the leases at December 31, 2017 was approximately 14 years.

STORE Capital Corporation

The Company's portfolio of real estate investments is highly diversified across customers, brand names, or business concepts, industries and geography. The following table presents a summary of the Company’s portfolio.

Portfolio At A Glance - As of December 31, 2017
Investment property locations	1,921
States	48
Customers	397
Industries in which customers operate	104
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	93%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.6%
Properties not operating but subject to a lease(4)	16
Investment locations subject to a ground lease	20
Investment portfolio subject to NNN leases*	98%
Investment portfolio subject to Master Leases*(5)	87%
Average investment amount/replacement cost (new)(6)	82%
Locations subject to unit-level financial reporting	97%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(7)	2.1x/2.6	x
Contracts rated investment grade(8)	~75%
*          Based on annualized base rent and interest.
(1)
Represents the percentage of our lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)
Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.2% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of December 31, 2017, the Company owned eight properties that were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)
Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 82% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)
STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(8)
Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of December 31, 2017, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody's Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

On February 9, 2018, the Company expanded its unsecured revolving credit facility from $500 million to $600 million and the accordion feature from $300 million to $800 million for a total maximum borrowing capacity of $1.4 billion. The amended credit facility matures in February 2022 and includes two six-month extension options, subject to certain conditions.

During 2017, STORE Capital’s corporate credit rating was upgraded by both S&P Global Ratings and Fitch Ratings to BBB with a stable outlook. The Company also received an initial investment grade issuer rating of Baa2 with a stable outlook from Moody's Investors Service.

During the fourth quarter of 2017, the Company sold approximately 3.7 million shares under its $400 million “at the market”, or ATM program, and raised approximately $94.7 million in net proceeds after the payment of sales agents’ commissions and offering expenses.  Since the start of its ATM program in September 2016, the Company has sold approximately 11.9 million shares at a weighted average share price of $26.16, raising $304.1 million in aggregate net proceeds after the payment of sales agents’ commissions and offering expenses.

2018 Guidance

Affirming its 2018 guidance initially presented in November 2017, the Company currently expects 2018 AFFO per share to be within a range of $1.78 to $1.84, based on projected 2018 annual real estate acquisition volume, net of projected property sales, of approximately $900 million. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.82 to $0.86 per share, plus $0.88 to $0.90 per share of expected real estate depreciation and amortization, plus approximately $0.08 per share related to such items as straight-line rent and the amortization of stock-based compensation and deferred financing costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions. The midpoint of our AFFO guidance is based on a weighted average cap rate on new acquisitions of 7.75% and target leverage in the range of 5 ½ to 6 times run-rate net debt to EBITDA.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 10:00 a.m. Scottsdale, Arizona Time, to discuss fourth quarter and full year ended December 31, 2017 operating results and answer questions.

•	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
•	Conference call replay available through March 8, 2018: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10116320
•	Live and archived webcast: http://ir.storecapital.com/webcasts

STORE Capital Corporation

STORE Capital Investor Day 2018

The STORE Capital executive team invites institutional investors and analysts to join them on Wednesday, April 11, 2018 at the New York Stock Exchange for STORE Capital Investor Day 2018.  Beginning with a luncheon, the afternoon program will feature a special presentation by Randall Zisler, Ph.D., a nationally recognized authority on innovative applications of quantitative analysis to real estate investing, commentary by STORE Capital executives and the acquisitions team, and the NYSE’s Closing Bell ceremony, followed by a cocktail reception.  To register, please contact STORECapital@finprofiles.com.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,921 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

STORE Capital Corporation

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. Additionally, in deriving AFFO, the Company excludes certain other costs, such as the amortization of lease-related intangibles. The Company believes that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)	(audited)
Revenues:
Rental revenues	$113,850	$96,415	$427,943	$356,081
Interest income on loans and direct financing receivables	5,836	5,576	22,565	19,677
Other income	438	150	2,339	585
Total revenues	120,124	102,141	452,847	376,343

Expenses:
Interest	28,540	28,753	120,478	105,180
Transaction costs	—	33	—	523
Property costs	1,501	1,548	4,773	4,067
General and administrative	11,203	8,732	40,990	33,972
Selling stockholder costs	—	—	—	800
Depreciation and amortization	40,079	32,992	150,279	119,618
Provisions for impairment	1,500	1,720	13,440	1,720
Total expenses	82,823	73,778	329,960	265,880

Income from operations before income taxes	37,301	28,363	122,887	110,463
Income tax expense	119	110	453	358
Income before gain on dispositions of real estate	37,182	28,253	122,434	110,105
Gain on dispositions of real estate, net of tax	3,826	3,687	39,604	13,220
Net income	$41,008	$31,940	$162,038	$123,325

Net income per share of common stock - basic and diluted:	$0.21	$0.20	$0.90	$0.82

Weighted average common shares outstanding:
Basic	190,765,946	155,987,275	178,586,266	148,878,504
Diluted	191,302,717	156,199,297	178,656,676	149,124,010
Dividends declared per common share	$0.31	$0.29	$1.20	$1.12

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2017	December 31, 2016
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,898,342	$1,536,178
Buildings and improvements	3,958,003	3,226,791
Intangible lease assets	87,402	92,337
Total real estate investments	5,943,747	4,855,306
Less accumulated depreciation and amortization	(426,931)	(298,984)
	5,516,816	4,556,322
Real estate investments held for sale, net	16,741	—
Loans and direct financing receivables	271,453	269,210
Net investments	5,805,010	4,825,532
Cash and cash equivalents	42,937	54,200
Other assets, net	51,830	61,936
Total assets	$5,899,777	$4,941,668

Liabilities and stockholders' equity
Liabilities:
Credit facility	$290,000	$48,000
Unsecured notes and term loans payable, net	570,595	470,190
Non-recourse debt obligations of consolidated special purpose entities, net	1,736,306	1,833,481
Dividends payable	60,068	46,209
Accrued expenses, deferred revenue and other liabilities	71,866	60,533
Total liabilities	2,728,835	2,458,413

Stockholders' equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 193,766,854 and 159,341,955 shares issued and outstanding, respectively	1,938	1,593
Capital in excess of par value	3,381,090	2,631,845
Distributions in excess of retained earnings	(214,845)	(151,592)
Accumulated other comprehensive income	2,759	1,409
Total stockholders' equity	3,170,942	2,483,255
Total liabilities and stockholders' equity	$5,899,777	$4,941,668

STORE Capital Corporation

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures
(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

Net income	$41,008	$31,940	$162,038	$123,325
Depreciation and amortization of real estate assets	39,858	32,843	149,556	119,079
Provision for impairment of real estate	—	1,720	11,940	1,720
Gain on dispositions of real estate, net of tax	(3,826)	(3,687)	(39,604)	(13,220)
Funds from Operations	77,040	62,816	283,930	230,904

Adjustments:
Straight-line rental revenue, net	(396)	204	(3,358)	(2,344)
Transaction costs	—	33	—	523
Amortization of:
Equity-based compensation	2,051	1,803	7,931	7,022
Deferred financing costs and other noncash interest expense (1)	1,851	1,949	9,978	7,267
Lease-related intangibles and costs (2)	158	336	5,800	1,657
Provision for loan losses	1,500	—	1,500	—
Accrued severance costs	—	—	296	—
Selling stockholder costs	—	—	—	800
Adjusted Funds from Operations	$82,204	$67,141	$306,077	$245,829

Dividends declared to common stockholders	$60,068	$46,209	$223,776	$170,795

Net income per share of common stock: (3)
Basic and Diluted	$0.21	$0.20	$0.90	$0.82
FFO per share of common stock: (3)
Basic	$0.40	$0.40	$1.59	$1.55
Diluted	$0.40	$0.40	$1.59	$1.54
AFFO per share of common stock: (3)
Basic	$0.43	$0.43	$1.71	$1.65
Diluted	$0.43	$0.43	$1.71	$1.64

(1)	For the year ended December 31, 2017, includes $2.0 million of accelerated amortization of deferred financing costs related to the prepayment of STORE Master Funding debt.
(2)	For the year ended December 31, 2017, includes a $4.6 million charge related to accelerated amortization of lease incentives associated with terminated lease contracts.
(3)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
December 31, 2017

Real Estate Portfolio Information

As of December 31, 2017, STORE Capital’s total investment in real estate and loans approximated $6.2 billion, representing investments in 1,921 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on December 31, 2017, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At December 31, 2017, the Company’s 1,921 property locations were operated by nearly 400 customers. The largest single customer represented 3.4% of annualized base rent and interest and the top ten customers totaled 18.5% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of December 31, 2017:

Customer	% of Annualized Base Rent and Interest	Number of Properties
AVF Parent, LLC (Art Van Furniture)	3.4%	22
Bass Pro Group, LLC (Cabela’s)	2.6	9
American Multi-Cinema, Inc. (Starplex/Carmike/Showplex/AMC)	2.3	15
Mills Fleet Farm Group, LLC	2.1	8
Cadence Education, Inc. (Early childhood/elementary education)	1.9	32
US LBM Holdings, LLC (Building materials distribution)	1.6	37
RMH Franchise Holdings, Inc. (Applebee’s)	1.2	29
O'Charley's LLC	1.2	30
Automotive Remarketing Group, Inc.	1.1	6
Stratford School, Inc. (Elementary and middle schools)	1.1	4
All other (387 customers)	81.5	1,729
Total	100.0%	1,921

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
December 31, 2017

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the over 500 concepts represented in the Company’s investment portfolio as of December 31, 2017, the largest single concept represented 2.8% of annualized base rent and interest and the top ten concepts totaled 17.4% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of December 31, 2017:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Art Van Furniture	2.8%	18
Ashley Furniture HomeStore	2.6	24
Cabela’s	2.5	8
Mills Fleet Farm	2.1	8
Applebee’s	1.7	43
Popeyes Louisiana Kitchen	1.3	63
O'Charley's	1.1	30
America’s Auto Auction	1.1	6
Stratford School	1.1	4
Starplex Cinemas	1.1	7
All other (493 concepts)	82.6	1,710
Total	100.0%	1,921

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
December 31, 2017

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy.  The following table summarizes these industries, by sector, into 76 industry groups as of December 31, 2017:

Customer Industry Group	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	13.1%	372	2,546
Restaurants — limited service	7.2	399	1,051
Early childhood education	6.6	174	1,901
Movie theaters	6.0	39	1,873
Health clubs	5.9	71	1,973
Family entertainment	4.2	26	866
Automotive repair and maintenance	3.1	103	481
Pet care	3.0	111	1,178
Lumber and construction materials wholesalers	2.0	53	2,541
Career education	1.9	7	584
Behavioral health	1.8	39	493
Equipment sales and leasing	1.4	19	577
Elementary and secondary schools	1.4	6	222
Medical and Dental	1.4	27	283
Wholesale automobile auction	1.1	6	224
Consumer goods rental	1.0	44	593
All other service (22 industry groups)	6.3	81	4,400
Total service	67.4	1,577	21,786
Retail:
Furniture	6.7	51	3,229
Farm and ranch supply	3.1	24	2,048
Hunting and fishing	2.6	17	1,292
Recreational vehicle dealers	1.0	8	222
Home furnishings	0.9	5	691
Used car dealers	0.9	14	203
Electronics and appliances	0.7	7	331
All other retail (9 industry groups)	1.9	48	1,970
Total retail	17.8	174	9,986
Manufacturing:
Metal fabrication	3.8	51	5,326
Plastic and rubber products	2.6	28	3,363
Medical and pharmaceutical	0.8	6	431
Electronics equipment	0.8	5	619
Paper and packaging	0.7	6	969
Food processing	0.6	5	447
Furniture manufacturing	0.6	1	899
All other manufacturing (15 industry groups)	4.9	68	6,079
Total manufacturing	14.8	170	18,133
Total	100.0%	1,921	49,905

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
December 31, 2017

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in 48 of the 50 states (excluding Delaware and Rhode Island). The following table details the top ten geographical locations of the properties as of December 31, 2017:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.6%	203
Illinois	6.9	127
Florida	6.4	119
Ohio	5.5	111
Georgia	5.2	119
Tennessee	4.4	96
Arizona	3.9	75
Michigan	3.8	65
California	3.8	25
Minnesota	3.6	60
All other (38 states) (1)	43.9	921
Total	100.0%	1,921

(1)	Includes two properties in Ontario, Canada which represent 0.5% of annualized base rent and interest.

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
December 31, 2017

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of December 31, 2017, 98% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 87% of this portion of the investment portfolio was subject to master leases. Leases and loans representing 14% of the annualized base rent and interest will expire in the next ten years (before 2028). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of December 31, 2017:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
2018	0.5	9
2019	0.7	12
2020	0.4	4
2021	0.7	6
2022	0.5	7
2023	1.3	29
2024	0.9	16
2025	1.8	23
2026	2.4	54
2027	4.8	70
Thereafter	86.0	1,683
Total	100.0%	1,913

(1)          Expiration year of contracts in place as of December 31, 2017, excluding any tenant option renewal periods.
(2)	Excludes eight properties which were vacant and not subject to a lease as of December 31, 2017.